Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 27, 2010, with respect to the consolidated financial statements of Motorsports Authentics, LLC for the years ended November 30, 2009 and 2008, and for each of the three years in the period ended November 30, 2009, which are included in the Annual Report of International Speedway Corporation on Form 10-K for the year ended November 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of International Speedway Corporation on Form S-8 (File No.’s 333-65868 and 333-164867, effective July 26, 2001 and February 11, 2010, respectively).
/s/ Grant Thornton LLP
Charlotte, North Carolina
January 28, 2011